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                                                                    EXHIBIT 99.2


                                 PROMISSORY NOTE


$ 125,000.00 HENDERSON, Nevada, March 23, 2007

ASI TECHNOLOGY CORPORATION ______________after date, for value received, undersigned promises to pay to SUNRISE MANAGEMENT, INC. PROFIT SHARING PLAN or order at

8617 Canyon View Drive, Las Vegas, Nevada 89117 the sum of

One hundred twenty-five thousand and no/100 -------------- DOLLARS,

with interest from March 23, 2007 until paid, at the rate of eighteen (18) per cent per annum, payable interest monthly due on the 23st day of each month. Principal balance plus any accrued interest due in full on September 23, 2007. In the event the monthly payment is more than fifteen (15) days late there will be a 5% late fee accruing on any late payments.

         Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in payment of interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Maker may, without charge or penalty, prepay this Note, in whole or in part. Principal and interest payable in lawful money of the United States. If action he instituted on this note I promise to pay such sum as tile Court may fix as attorney's fees in said action. This note shall he construed in accordance with the laws of the State of Nevada.

                                         ASI TECHNOLOGY CORPORATION.

                                         /s/ JERRY E. POLIS
                                         ------------------
                                         JERRY E. POLIS, President